Exhibit 10.26

Agreement to Allocate United States Federal Income Tax Liability

This Tax Allocation Agreement is made and entered into by and among HCI Group, Inc. (“Parent”) and each of the subsidiaries listed below (referred to herein individually as a “Subsidiary” and the group of subsidiaries is collectively referred to herein as the “Subsidiaries”).

RECITALS

A.

Parent is the parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) and each of the Subsidiaries are included as corporations in such affiliated group (the “Group”).

B.

The Subsidiaries are included in the Group’s consolidated federal income tax returns for the taxable year ended December 31, 2019, and for all future taxable years for which they are eligible to be so included (the “Consolidated Period”).

C.	Parent and each Subsidiary wish to allocate the consolidated federal income tax liability of the Group among the members of the Group as provided herein.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree that the recitals set forth above are adopted and made part of this Agreement and further agree as follows:

AGREEMENT

1.	Consolidated Return Election and Preparation

Parent and the Subsidiaries will file consolidated federal income tax returns so long as they are eligible to file such returns. Parent and the Subsidiaries agree to file such consents, elections and other documents and take such other actions as may be necessary or appropriate to carry out the purposes of this Item 1. For any taxable year for which a consolidated federal income tax return is filed, Parent agrees to prepare or cause to be prepared and to file such returns and other appropriate documents as may be necessary on behalf of the Group.

2.	Subsidiary Tax Payments

(a)

Each of the Subsidiaries shall compute a separate return liability for each taxable year and pay an amount equal to such separate return tax liability to Parent. Each Subsidiary’s separate return tax liability for any taxable year shall be equal to the tax liability (Including any alternative minimum tax) such Subsidiary would have incurred had it not been included in a consolidated federal income tax return with Parent, as the common parent, and had it filed a federal income tax return on a separate basis for each such year that it was a member of the Group. The separate return tax liability of each of the Subsidiaries shall be determined in a manner consistent with the methods of accounting and with any elections made in computing the consolidated income tax liability of the Group.

(b)	If a Subsidiary incurs a tax loss, or generates a tax credit, that cannot be utilized to offset the current year separate return tax liability, the Subsidiary shall be entitled to the following:

(i)

The Subsidiary shall first be entitled to a tax benefit from the Parent to the extent that the separate company loss or credit, or any portion thereof, could be carried back on a separate company basis and generate a refund as if the Subsidiary had filed separate returns in the carryback period.

(ii)

To the extent that the Subsidiary is not able to fully utilize its separate company loss or credit through carryback to prior years on a separate company basis, it shall be entitled to a tax benefit from Parent to the extent such loss or credit that is not utilized pursuant to 2(b)i) reduces the current or prior year consolidated tax of the Group.

(iii)

To the extent that the Subsidiary is not able to fully utilize its separate company loss or credit through carryback to a prior year on a separate company basis pursuant to 2(b)(i), or against the current or prior year consolidated tax of the Group pursuant to 2(b)(ii), it shall be entitled to carry forward such unutilized loss or credit on a separate company basis to offset its future separate company tax, or the consolidated tax of the Group.

(iv)	Appropriate adjustments shall be made to avoid a duplication or omission as a result of the differences between this agreement and prior Tax Allocation Agreements of the Group.

3.	Timing and Method of Payment

Payments under Item 2 by each Subsidiary to Parent may, at Parent’s discretion, be made on a quarterly basis (within 30 days of the date on which instalments of estimated tax would have been due had each Subsidiary filed its federal income tax return on a separate basis) based on estimates of each Subsidiary’s separate return tax liability for the period. If a Subsidiary’s separate return liability as finally determined for the taxable year exceeds the payments made for such year, the remainder of the separate return liability shall be paid to Parent within 60 days after the statutory due date for the consolidated federal return. However, if the sum of all payments for any year exceeds a Subsidiary’s separate return tax liability as finally determined for the year, Parent shall pay the excess to such Subsidiary within 60 days after the statutory due date for the consolidated federal income tax return.

4.	Subsequent Adjustment

If any item of income, gain, loss, deduction or credit of any Subsidiary is changed or adjusted for any taxable year, then the amount of the payment made under this Agreement shall be adjusted, in accordance with the principles of this Agreement, to conform with the final determined item of income, gain, loss, deduction or credit. Any interest and penalties paid or received with respect to such adjustments shall be paid or received by Parent, and not allocated to the Subsidiaries. All payments under this Item 4 shall be made within 30 days after the latter of (i) final resolution of any matters with either the internal Revenue Service or in court or (ii) receipt of refunds/payment of taxes due. However, in the event that advance payments of tax deficiencies due or contested are deemed appropriate by Parent, payments under this Item 4 attributable to such advance payments shall be made with 30 days of when such advance payments are paid to the government.

5.	Termination

This Agreement shall terminate between parent and any Subsidiary if:

(a)	Parent and such Subsidiary agree in writing to such termination: or

(b)	The Subsidiary’s membership in the Group ceases or is terminated.

In the event that a Subsidiary ceases to be included within the Group (a “Deconsolidation”), the rights and obligations of such Subsidiary under this Agreement shall survive for any period for which such Subsidiary was a member of the Group. The termination of this Agreement as to any Subsidiary in accordance with the provisions of this Item 5 hereof shall not affect this Agreement in regard to Parent and any other Subsidiary.

6.	Assignability

This Agreement shall not be assignable by Parent or any Subsidiary without the written consent of the other parties and any such assignment shall be void and without effect.

7.	Effective Date

This Agreement shall be effective for each of the undersigned Subsidiaries as applicable, for all taxable years ending on or after December 31, 2019.

8.	New Members

This Agreement shall apply to any corporation which becomes a member of the Group effective as on the date such corporation became a member of the Group upon (a) the receipt of any required regulatory approval or non-approval and (b) the execution and delivery of a joiner agreement under which such corporation agrees to be bound by this Agreement.

9.	Miscellaneous Provisions

(a)	This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Florida.

(b)	This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

(c)	This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)	The parties hereto hereby agree that the terms of this Agreement are fair and reasonable.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed as of the day and year first above written.

HCI Group, Inc.

By:	/s/ James Mark Harmsworth
James Mark Harmsworth

Title:	Chief Financial Officer

Date:	2/13/2020

SUBSIDIARIES

Homeowners Choice Property & Casualty Insurance Company, Inc. 20-8490865

Homeowners Choice Managers, Inc. 20-5961438

TypTap Insurance Company 81-0922384

TypTap Management Company 81-0691479

Cypress Property Management Services, Inc. 45-1824621

Cypress Claims Services, Inc. 27-3299614

Southern Administration, Inc. 26-1094827

Claddaugh Casualty Insurance Company, Ltd. 98-0607268

HCI Technical Resources, Inc. 45-4280748

Omega Insurance Agency, Inc. 45-5011464

Exzeo USA, Inc. 46-0932198

Cypress Tech Development Company, Inc. 45-5565379

Treasure Island Restaurant Company, Inc. 45-4917580

TI Marina Company, Inc. 45-4929616

Enclave Services, Inc. 82-2085342

Griston Claim Services, Inc. 83-1614364

HCI Ins Administration Services, Inc. 35-2646744

The following subsidiaries are single member limited liability companies (SMLLC’s) which are disregarded for federal income tax purposes. The activity of each of these entities is reported on the federal income tax return of HCI Group, Inc. and each is considered a subsidiary for purposes of complying with this Agreement to Allocate the United States Federal Income Tax Liability.

TV Investment Holdings, LLC 45-1746038 (SMLLC 100% owned by HCI Group, Inc.)

Greenleaf Capital, LLC 45-1292300 (SMLLC 100% owned by HCI Group, Inc.)

HCPCI Holdings, LLC 27-2292362 (SMLLC 100% owned by Greenleaf Capital, LLC)

Gators on the Pass Holdings, LLC 45-4804547 (SMLLC 100% owned by Greenleaf Capital, LLC)

John’s Pass Marina Investment Holdings, LLC 45-4804727 (SMLLC 100% owned by Greenleaf Capital, LLC)

JP Beach Holdings, LLC 45-4804435 (SMLL 100% owned by Greenleaf Capital, LLC)

Pass Investment Holdings, LLC 45-4804890 (SMLLC 100% owned by Greenleaf Capital, LLC)

Silver Springs Property Investments, LLC 37-1714125 (SMLLC 100% owned by Greenleaf Capital, LLC)

Melbourne FMA, LLC 47-1886333 (SMLLC 100% owned by Greenleaf Capital, LLC)

Sorrento PBX, LLC 61-1776369 (SMLLC 100% owned by Greenleaf Capital, LLC)

Century Park Holdings, LLC 38-4049380 (SMLLC 100% owned by Greenleaf Capital, LLC)

Gulf to Bay LM, LLC 32-0568867 (SMLLC 100% Owned by Greenleaf Capital, LLC)

Greenleaf Essence LLC 47-3742220 (SMLLC 100% owned by Greenleaf Capital, LLC)

Green Street JV, LLC 47-3742531 (SMLLC 100% owned by Greenleaf Essence, LLC)

Big Bend Lincoln SWC, LLC 47-3742946 (SMLLC 100% owned by Green Street JV, LLC)

FMKT Mel Owner LLC 47-1864004 (SMLLC 100% owned by Melbourne FMA, LLC)

Westview Holdings, LLC 36-4931002 (SMLLC 100% owned by Greenleaf Capital, LLC)

Miramar Property Holdings, LLC 84-2142828 (SMLLC 100% owned by Greenleaf Capital, LLC)